Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
	William S. Marshall	Scott Golden
	VP, Investor Relations	Director, Communications & Engagement
	(804) 287-8108	(804) 484-7873
	Bill.Marshall@pfgc.com	Scott.Golden@pfgc.com

Performance Food Group Company Reports First-Quarter Fiscal 2025 Results

Strong Net Sales and Independent Restaurant Case Volume Growth

First-Quarter Fiscal 2025 Highlights

•
Total case volume increased 2.6%
•
Total Independent Foodservice case volume increased 7.8%
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Organic Independent Foodservice case volume increased 4.3%
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Net sales increased 3.2% to $15.4 billion
•
Gross profit improved 6.1% to $1.8 billion
•
Net income decreased 10.5% to $108.0 million
•
Adjusted EBITDA increased 7.3% to $411.9 million1
•
Diluted Earnings Per Share (“EPS”) decreased 10.4% to $0.69
•
Adjusted Diluted EPS increased 0.9% to $1.161
•
Operating Cash Flow of $53.5 million

RICHMOND, Va. – November 6, 2024 – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced its first-quarter fiscal 2025 business results.

"PFG had a strong start to fiscal 2025, closing the first quarter with solid sales momentum and adjusted EBITDA growth," said George Holm, PFG’s Chairman & Chief Executive Officer. "Our core business has continued to perform exceptionally well, and we expect this trend to continue. Additionally, I am very pleased with the progress we have made to integrate our recent acquisitions of Cheney Brothers and José Santiago into our Foodservice business. These additions are expected to drive significant profit growth and increase market share opportunity. I am excited about the considerable opportunities we have in fiscal 2025 and beyond.”

1
This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Diluted Earnings per Share, and Free Cash Flow, that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see “Statement Regarding Non-GAAP Financial Measures” at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

First-Quarter Fiscal 2025 Financial Summary

Total case volume increased 2.6% for the first quarter of fiscal 2025 compared to the prior year period. Total organic case volume (defined as total case volume excluding case volume from recent acquisitions) increased 1.2% for the first quarter of fiscal 2025 compared to the prior year period. Total organic case volume benefited from a 4.3% increase in organic independent cases, including growth in Performance Brands cases, and growth in cases sold to Foodservice's Chain business. Total independent case volume increased 7.8%.

Net sales for the first quarter of fiscal 2025 grew 3.2% to $15.4 billion compared to the prior year period. The increase in net sales was driven by recent acquisitions, an increase in cases sold including a favorable shift in mix of cases sold, and an increase in selling price per case as a result of inflation. Overall product cost inflation for the Company was approximately 5.0%.

Gross profit for the first quarter of fiscal 2025 grew 6.1% to $1.8 billion compared to the prior year period. The gross profit increase was primarily driven by recent acquisitions, cost of goods sold optimization through procurement efficiencies, a favorable shift in the mix of cases sold, and growth in cases sold.

Operating expenses rose 7.1% to $1.5 billion in the first quarter of fiscal 2025 compared to the prior year period. The increase in operating expenses were primarily driven by recent acquisitions and increases in personnel expense, primarily related to wages, commissions, benefits, and insurance expense, partially offset by a decrease in fuel expense. Depreciation and amortization increased $23.6 million primarily as a result of recent acquisitions, an increase in transportation equipment under finance leases, and accelerated amortization of certain customer relationships and trade names.

Net income for the first quarter of fiscal 2025 decreased $12.7 million, or 10.5%, year-over-year to $108.0 million. The decrease was primarily attributable to the increase in operating expenses, interest expense, and other expense, partially offset by the increase in gross profit and the decrease in income tax expense. The effective tax rate in the first quarter of fiscal 2025 was approximately 26.5% compared to 26.1% in the first quarter of fiscal 2024. The effective tax rate for the first quarter of fiscal 2025 differed from the prior year period primarily due to an increase in foreign taxes and a decrease in deductible discrete items related to stock-based compensation, partially offset by a decrease in state taxes and an increase in federal credits.

For the quarter, Adjusted EBITDA rose 7.3% to $411.9 million compared to the prior year period.

Diluted EPS decreased 10.4% to $0.69 per share in the first quarter of fiscal 2025 compared to the prior year period. Adjusted Diluted EPS increased 0.9% to $1.16 per share in the first quarter of fiscal 2025 compared to the prior year period.

Cash Flow and Capital Spending

In the first quarter of 2025, PFG provided $53.5 million in cash flow from operating activities compared to $87.1 million of cash flow provided by operating activities in the prior year period. The decrease in cash flow provided by operating activities in the first quarter of fiscal 2025 was largely driven by advanced purchases of cigarette and candy inventory to take advantage of preferred pricing.

In the first quarter of fiscal 2025, PFG invested $96.5 million in capital expenditures, an increase of $43.3 million versus the prior year period. PFG delivered negative free cash flow of $43.0 million compared to positive free cash flow of $33.9 million in the prior year.1

Share Repurchase Program

During the first quarter of fiscal 2025, the Company repurchased and subsequently retired 0.4 million shares of the Company's common stock for a total of $29.5 million or an average cost of $74.69 per share. As of September 28, 2024, $181.1 million remained available for additional share repurchases under the Company's $300 million share repurchase program authorized by the Board of Directors in November 2022.

First-Quarter Fiscal 2025 Segment Results

Foodservice

First-quarter fiscal 2025 net sales for Foodservice increased 5.7% to $7.7 billion compared to the prior year period. This increase in net sales was driven by a recent acquisition, an increase in selling price per case as a result of inflation, and case volume growth, including growth in our Independent and Chain businesses. Securing new and expanding business with independent customers resulted in total independent case growth of 7.8% and organic independent case growth of 4.3% for the first quarter of fiscal 2025 compared to the prior year period. For the first quarter of fiscal 2025, independent sales as a percentage of total segment sales were 41.7%.

First-quarter fiscal 2025 Adjusted EBITDA for Foodservice increased 13.8% to $280.0 million compared to the prior year period. The increase was the result of an increase in gross profit, partially offset by an increase in operating expenses for the first quarter of fiscal 2025 compared to the prior year period. Gross profit contributing to Foodservice's Adjusted EBITDA increased 6.4% driven by a recent acquisition, a favorable shift in the mix of cases sold, and growth in cases sold, including more Performance Brands products sold to independent customers. Operating expenses impacting Foodservice's Adjusted EBITDA increased 4.1% primarily as a result of a recent acquisition, an increase in personnel expenses, and an increase in insurance expenses, partially offset by a decrease in fuel expense, as compared to the prior year period.

Vistar

For the first quarter of fiscal 2025, net sales for Vistar increased 2.8% to $1.3 billion compared to the prior year period. This increase was driven primarily by an acquisition in the second quarter of fiscal 2024. Organic case growth in the vending, office coffee service, and corrections channels was offset by declines in theater and retail cases sold in the first quarter of fiscal 2025 compared to the prior year period.

First-quarter fiscal 2025 Adjusted EBITDA for Vistar decreased 6.1% to $83.2 million versus the prior year period. The decrease was the result of a 20.2% increase in operating expenses for the first quarter of fiscal 2025 compared to the prior year period, partially offset by a 9.1% increase in gross profit. The increase in gross profit contributing to Vistar's Adjusted EBITDA was driven by an acquisition in the second quarter of fiscal 2024. Operating expenses impacting Vistar's Adjusted EBITDA increased primarily as a result of an acquisition in the second quarter of fiscal 2024, an increase in variable operational expenses as a result of a shift in channel mix, and an increase in occupancy costs associated with building expansions.

Convenience

First-quarter fiscal 2025 net sales for Convenience increased 0.4% to $6.4 billion compared to the prior year period. The increase in net sales was driven primarily by an increase in selling price per case as a result of continued inflation for food and foodservice related products and cigarette manufacturers’ price increases, as well as an increase in food and foodservice related cases sold, partially offset by a decline in cigarette carton sales.

First-quarter fiscal 2025 Adjusted EBITDA for Convenience increased 11.2% to $105.3 million compared to the prior year period. Gross profit contributing to Convenience's Adjusted EBITDA increased 3.3% in the first quarter of fiscal 2025 compared to the prior year period primarily due to a favorable shift in mix of cases sold and growth in cases sold. Operating expenses impacting Convenience's Adjusted EBITDA increased 1.0% in the first quarter of fiscal 2025 compared to the prior year period primarily as a result of an increase in insurance expense primarily related to worker's compensation, partially offset by a decrease in fuel expense.

Fiscal 2025 Outlook

For the second quarter of fiscal 2025, PFG expects net sales to be in a range of $15.2 billion to $15.6 billion. For the second quarter of fiscal 2025, PFG expects Adjusted EBITDA to be in a range of $400 million to $420 million.

For the full fiscal year 2025, PFG continues to expect net sales to be in a range of approximately $62.5 billion to $63.5 billion. For the full fiscal year 2025, PFG continues to expect Adjusted EBITDA to be in a $1.7 billion to $1.8 billion range.

As previously disclosed, PFG’s outlook for fiscal year 2025 includes expected business results for Cheney Bros., Inc. (“Cheney Brothers”) as of the close of the transaction.

PFG’s Adjusted EBITDA outlook excludes the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported net income, which could be significant, are difficult to predict, and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA outlook. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast today, November 6, 2024, at 9:00 a.m. Eastern Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Performance Food Group is an industry leader and one of the largest food and foodservice distribution companies in North America with more than 150 locations. Founded and headquartered in Richmond, Virginia, PFG and our family of companies market and deliver quality food and related products to over 300,000 locations including independent and chain restaurants; businesses, schools and healthcare facilities; vending and office coffee service distributors; and big box retailers, theaters and convenience stores. PFG’s success as a Fortune 100 company is achieved through our more than 40,000 dedicated associates committed to building strong relationships with the valued customers, suppliers and communities we serve. To learn more about PFG, visit pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, and integration of our acquisition of Cheney Bros., Inc. (the “Cheney Brothers Acquisition”) and other nonhistorical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties. The following factors, in addition to those discussed under the section entitled Item 1A. Risk Factors in PFG’s Annual Report on Form 10-K for the fiscal year ended June 29, 2024 filed with the Securities and Exchange Commission (the “SEC”) on August 14, 2024, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

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economic factors, including inflation or other adverse changes such as a downturn in economic conditions or a public health crisis, negatively affecting consumer confidence and discretionary spending;
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our reliance on third-party suppliers;
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labor relations and cost risks and availability of qualified labor;
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costs and risks associated with a potential cybersecurity incident or other technology disruption;
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our reliance on technology and risks associated with disruption or delay in implementation of new technology;
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competition in our industry is intense, and we may not be able to compete successfully;
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we operate in a low margin industry, which could increase the volatility of our results of operations;
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we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
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our profitability is directly affected by cost inflation and deflation, commodity volatility and other factors;
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we do not have long-term contracts with certain customers;
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group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
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changes in eating habits of consumers;
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extreme weather conditions, including hurricane, earthquake, and natural disaster damage;
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volatility of fuel and other transportation costs;
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our inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
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our inability to increase our sales in the highest margin portion of our business;
•
changes in pricing practices of our suppliers;
•
our growth strategy may not achieve the anticipated results;
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risks relating to acquisitions, including the risk that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire;
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environmental, health, and safety costs, including compliance with current and future environmental laws and regulations relating to carbon emissions and climate change and related legal or market measures;
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our inability to comply with requirements imposed by applicable law or government regulations, including increased regulation of e-vapor products and other alternative nicotine products;
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a portion of our sales volume is dependent upon the distribution of cigarettes and other tobacco products, sales of which are generally declining;
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the potential impact of product recalls and product liability claims relating to the products we distribute and other litigation;
•
adverse judgments or settlements or unexpected outcomes in legal proceedings;

•
negative media exposure and other events that damage our reputation;
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impact of uncollectibility of accounts receivable;
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increase in excise taxes or reduction in credit terms by taxing jurisdictions;
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the cost and adequacy of insurance coverage and increases in the number or severity of insurance and claims expenses;
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risks relating to our outstanding indebtedness, including the impact of interest rate increases on our variable rate debt;
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our ability to raise additional capital on commercially reasonable terms or at all; and
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the following risks related to the Cheney Brothers Acquisition:
o
uncertainty as to the expected financial performance of the combined company as a result of the Cheney Brothers Acquisition;
o
the possibility that the expected synergies and value creation from the Cheney Brothers Acquisition will not be realized or will not be realized within the expected time period;
o
the risk that unexpected costs will be incurred in connection with the integration of the Cheney Brothers Acquisition or that the integration of Cheney Brothers’ foodservice business will be more difficult or time consuming than expected;
o
the inability to retain key personnel;
o
disruption from the Cheney Brothers Acquisition, including potential adverse reactions or changes to business relationships with customers, employees, suppliers, other business partners or regulators, making it more difficult to maintain business and operational relationships; and
o
the risk that, following the Cheney Brothers Acquisition, the combined company may not be able to effectively manage its expanded operations.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release or as of the date they were made and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release or our statement, as applicable, that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three Months Ended September 28, 2024	Three Months Ended September 30, 2023
Net sales	$15,415.5	$14,938.6
Cost of goods sold	13,651.3	13,275.7
Gross profit	1,764.2	1,662.9
Operating expenses	1,548.9	1,446.7
Operating profit	215.3	216.2
Other expense, net:
Interest expense, net	66.8	56.1
Other, net	1.6	(3.2)
Other expense, net	68.4	52.9
Income before taxes	146.9	163.3
Income tax expense	38.9	42.6
Net income	$108.0	$120.7
Weighted-average common shares outstanding:
Basic	154.6	154.8
Diluted	156.2	156.6
Earnings per common share:
Basic	$0.70	$0.78
Diluted	$0.69	$0.77

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of September 28, 2024	As of June 29, 2024
ASSETS
Current assets:
Cash	$42.5	$20.0
Accounts receivable, less allowances of $59.6 and $55.2	2,497.0	2,478.9
Inventories, net	3,677.8	3,314.7
Income taxes receivable	27.8	71.6
Prepaid expenses and other current assets	224.6	268.1
Total current assets	6,469.7	6,153.3
Goodwill	2,701.5	2,418.3
Other intangible assets, net	1,241.0	971.1
Property, plant and equipment, net	2,968.3	2,788.5
Operating lease right-of-use assets	862.2	875.5
Other assets	153.8	186.2
Total assets	$14,396.5	$13,392.9
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$2,774.2	$2,594.4
Accrued expenses and other current liabilities	770.4	908.3
Finance lease obligations-current installments	161.4	147.2
Operating lease obligations-current installments	107.7	108.2
Total current liabilities	3,813.7	3,758.1
Long-term debt	3,926.0	3,198.5
Deferred income tax liability, net	592.3	497.9
Finance lease obligations, excluding current installments	776.0	703.2
Operating lease obligations, excluding current installments	808.7	819.3
Other long-term liabilities	271.6	289.0
Total liabilities	10,188.3	9,266.0
Total shareholders’ equity	4,208.2	4,126.9
Total liabilities and shareholders’ equity	$14,396.5	$13,392.9

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Three Months Ended September 28, 2024	Three Months Ended September 30, 2023
Cash flows from operating activities:
Net income	$108.0	$120.7
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and intangible asset amortization	152.9	129.3
Provision for losses on accounts receivables	6.4	9.4
Change in LIFO Reserve	12.7	19.2
Other non-cash activities	0.8	(5.4)
Changes in operating assets and liabilities, net:
Accounts receivable	10.0	3.4
Inventories	(342.9)	(130.6)
Income taxes receivable	43.8	36.1
Prepaid expenses and other assets	74.1	(19.5)
Trade accounts payable and outstanding checks in excess of deposits	162.1	56.2
Accrued expenses and other liabilities	(174.4)	(131.7)
Net cash provided by operating activities	53.5	87.1
Cash flows from investing activities:
Purchases of property, plant and equipment	(96.5)	(53.2)
Net cash paid for acquisitions	(574.3)	(214.6)
Proceeds from sale of property, plant and equipment and other	1.0	0.9
Net cash used in investing activities	(669.8)	(266.9)
Cash flows from financing activities:
Net (payments) borrowings under ABL Facility	(263.7)	249.0
Borrowing of Notes due 2032	1,000.0	—
Cash paid for debt issuance, extinguishment and modifications	(28.5)	—
Payments under finance lease obligations	(38.0)	(28.0)
Proceeds from exercise of stock options and employee stock purchase plan	15.5	0.9
Cash paid for shares withheld to cover taxes	(17.2)	(18.8)
Repurchases of common stock	(29.2)	(28.1)
Net cash provided by financing activities	638.9	175.0
Net increase (decrease) in cash and restricted cash	22.6	(4.8)
Cash and restricted cash, beginning of period	27.7	20.0
Cash and restricted cash, end of period	$50.3	$15.2

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of September 28, 2024	As of June 29, 2024
Cash	$42.5	$20.0
Restricted cash(1)	7.8	7.7
Total cash and restricted cash	$50.3	$27.7

(1)	Restricted cash is reported within Other assets and represents the amounts required by insurers to collateralize a part of the deductibles for the Company’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information:

($ in millions)	Three Months Ended September 28, 2024	Three Months Ended September 30, 2023
Cash paid during the year for:
Interest	$63.5	$51.1
Income tax payments net of refunds	1.0	16.6

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow. Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. Adjusted EBITDA, Adjusted Diluted EPS, Free Cash Flow, and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate PFG’s liquidity or financial performance. Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

PFG uses Adjusted EBITDA to evaluate the performance of its business on a consistent basis over time and for business planning purposes. In addition, targets based on Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our incentive plans. PFG believes that the presentation of Adjusted EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business.

Management measures operating performance based on our Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under PFG’s $5.0 billion secured credit facility (the "ABL Facility") and indentures governing its outstanding notes (other than certain pro forma adjustments permitted under our ABL Facility and indentures relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under our ABL Facility and indentures, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the ABL Facility and indentures).

Management also uses Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as amortization of intangible assets, to the extent that each such item was included in the applicable GAAP financial measure. For business combinations, the Company generally allocates a portion of the purchase price to intangible assets and such intangible assets contribute to revenue generation. The amount of the allocation is based on estimates and assumptions made by management and is subject to amortization over the useful lives of the intangible assets. The amount of the purchase price from an acquisition allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition, and thus the Company does not believe it is reflective of ongoing operations. Intangible asset amortization excluded from Adjusted Diluted EPS represents the entire amount recorded within the Company’s GAAP financial statements; whereas, the revenue generated by the associated intangible assets has not been excluded from Adjusted Diluted EPS. Intangible asset amortization is excluded from Adjusted Diluted EPS because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised.

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant, and equipment). PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

PFG believes that the presentation of Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three Months Ended
($ in millions, except per share data)	September 28, 2024	September 30, 2023	Change	%
Net income (GAAP)	$108.0	$120.7	$(12.7)	(10.5)
Interest expense, net	66.8	56.1	10.7	19.1
Income tax expense	38.9	42.6	(3.7)	(8.7)
Depreciation	97.4	83.8	13.6	16.2
Amortization of intangible assets	55.5	45.5	10.0	22.0
Change in LIFO reserve (A)	12.7	19.2	(6.5)	(33.9)
Stock-based compensation expense	11.3	10.7	0.6	5.6
Loss (gain) on fuel derivatives	1.4	(3.5)	4.9	140.0
Acquisition, integration & reorganization expenses (B)	19.1	9.8	9.3	94.9
Other adjustments (C)	0.8	(1.1)	1.9	172.7
Adjusted EBITDA (Non-GAAP)	$411.9	$383.8	$28.1	7.3

Diluted earnings per share (GAAP)	$0.69	$0.77	$(0.08)	(10.4)
Impact of amortization of intangible assets	0.36	0.29	0.07	24.1
Impact of change in LIFO reserve	0.08	0.12	(0.04)	(33.3)
Impact of stock-based compensation expense	0.07	0.07	—	—
Impact of loss (gain) on fuel derivatives	0.01	(0.02)	0.03	150.0
Impact of acquisition, integration & reorganization charges	0.12	0.06	0.06	100.0
Impact of other adjustment items	0.01	—	0.01	NM
Tax impact of above adjustments	(0.18)	(0.14)	(0.04)	(28.6)
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.16	$1.15	$0.01	0.9

(A)
Includes increases in the LIFO inventory reserve of $0.9 million for Foodservice and $11.8 million for Convenience for the first quarter of fiscal 2025 compared to increases of $1.7 million for Foodservice and $17.5 million for Convenience for the first quarter of fiscal 2024.
(B)
Includes professional fees and other costs related to in-progress, completed, and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
(C)
Includes asset impairments, gains and losses on disposal of fixed assets, amounts related to favorable and unfavorable leases, foreign currency transaction gains and losses, franchise tax expense, and other adjustments permitted by our ABL Facility.

(In millions)	Three Months Ended September 28, 2024	Three Months Ended September 30, 2023
Net cash provided by operating activities (GAAP)	$53.5	$87.1
Purchases of property, plant and equipment	(96.5)	(53.2)
Free cash flow (Non-GAAP)	$(43.0)	$33.9

Segment Results

The Company has three reportable segments: Foodservice, Vistar, and Convenience. Management evaluates the performance of these segments based on various operating and financial metrics, including their respective sales growth and Segment Adjusted EBITDA, which is the Company’s GAAP measure of segment profit. Segment Adjusted EBITDA is defined as net income before interest expense, interest income, income taxes, and depreciation and amortization, and excludes certain items that the Company does not consider part of its segments' core operating results, including stock-based compensation expense, changes in the LIFO reserve, acquisition, integration and reorganization expenses, and gains and losses related to fuel derivatives.

Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense.

The following tables set forth net sales and Segment Adjusted EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	September 28, 2024	September 30, 2023	Change	%
Foodservice	$7,692.1	$7,277.0	$415.1	5.7
Vistar	1,285.7	1,250.4	35.3	2.8
Convenience	6,363.7	6,337.0	26.7	0.4
Corporate & All Other	256.1	240.4	15.7	6.5
Intersegment Eliminations	(182.1)	(166.2)	(15.9)	(9.6)
Total net sales	$15,415.5	$14,938.6	$476.9	3.2

Segment Adjusted EBITDA

	Three Months Ended
	September 28, 2024	September 30, 2023	Change	%
Foodservice	$280.0	$246.0	$34.0	13.8
Vistar	83.2	88.6	(5.4)	(6.1)
Convenience	105.3	94.7	10.6	11.2
Corporate & All Other	(56.6)	(45.5)	(11.1)	(24.4)
Total Adjusted EBITDA	$411.9	$383.8	$28.1	7.3